UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2007

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2007, the Board of Directors of Technical Olympic USA, Inc. ("TOUSA" or the "Company") appointed Stephen M. Wagman to serve as the Company’s Executive Vice President, Chief Financial Officer.

Mr. Wagman, who is 46 years old, served from 2005 through 2006 as Executive Vice President at MasTec, Inc., a Miami-based, NYSE-listed infrastructure contractor, where he oversaw MasTec’s treasury, financial planning, mergers and acquisitions, and asset management organizations. From 2001 to 2005, Mr. Wagman was the Chief Financial Officer of Peace Software International Limited, a utility CIS software developer recently acquired by First Data Corporation, where he managed the finance, human resources and information technology organizations and was accountable for supporting all revenue opportunities on a worldwide basis. From 1999 to 2001, Mr. Wagman was the Chief Financial Officer of Daleen Technolgies, a NASDAQ-listed provider of customer management and billing software to telecommunications providers, where he was responsible for the company’s finance, SEC reporting, budgeting, banking, cash management, and legal affairs. Mr. Wagman holds a law degree from Case Western University and a bachelor’s degree in accounting from Ohio State University.

In connection with his appointment as Chief Financial Officer, the Company and Mr. Wagman have entered into an employment agreement effective January 3, 2007 (the "Employment Agreement"). The agreement expires on December 31, 2008, unless earlier terminated or subsequently extended. The agreement provides that Mr. Wagman will receive a base salary of $425,000, subject to increase, a guaranteed cash bonus of $425,000 in his first year of employment and a targeted annual cash bonus of up to 100% of his base salary in subsequent years.

If Mr. Wagman’s employment is terminated by the Company without cause, or by Mr. Wagman for good reason (including a change of control of the Company), Mr. Wagman will be entitled to receive (i) his base salary for the greater of one year or the then-remaining term of the employment period, (ii) a bonus for the year in which his employment terminates, (iii) a bonus for one year equal to Mr. Wagman’s target bonus for that year, (iv) any Accrued Obligations (as defined in the Employment Agreement), excluding any bonus amount and (v) the fair market value of any benefits and perquisites to be provided to Mr. Wagman for the then remaining term of the employment period. If Mr. Wagman’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Wagman’s employment is terminated due to disability or death, Mr. Wagman or his estate, as the case may be, is entitled to receive any Accrued Obligations and a pro-rata bonus for the year of termination.

Other than as described in this 8-K, there are no arrangements or understandings between Mr. Wagman and any other person pursuant to which Mr. Wagman was selected as an officer of the Company.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which Mr. Wagman had or will have a direct or indirect material interest in which the amount involved exceeds $120,000.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto.

Item 7.01 Regulation FD Disclosure.

On January 3, 2007 the Company issued a press release announcing certain additions to its management team, including the appointment of Mr. Wagman to serve as the Company’s Executive Vice President, Chief Financial Officer (the "Press Release"). A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1— Employment Agreement dated January 3, 2007 between the Company and Stephen M. Wagman.

99.1— Press Release dated January 3, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

January 4, 2007	By:	/s/ Randy L. Kotler

Name: Randy L. Kotler
Title: Senior Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated January 3, 2007 between the Company and Stephen M. Wagman.
99.1	Press Release, dated January 3, 2007, of Technical Olympic USA, Inc.